Exhibit 10.35.1

March 18, 2016
SEVERANCE AGREEMENT AND GENERAL RELEASE
This Severance Agreement and General Release (hereinafter referred to as "Agreement") is made and entered into by and between Rohan Chandran (hereinafter referred to as “Mr. Chandran"), and Telenav, Inc. (hereinafter referred to as "Company").
WHEREAS, Mr. Chandran and the Company are parties to a September 30, 2015 Amended and Restated Employment Agreement, pursuant to which Mr. Chandran agreed to enter into a release of any and all claims of Mr. Chandran arising out of Mr. Chandran’s employment with the Company and his termination;
WHEREAS, Mr. Chandran and the Company have agreed that Mr. Chandran’s employment shall end on March 18, 2016 (“Termination Date”). On the Termination Date employee shall be paid all earned wages, including any accrued but unused vacation.
NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, and to avoid unnecessary litigation, it is hereby agreed by and between the parties as follows:
1.    In consideration for this Agreement:

The Company will pay to Mr. Chandran the gross amount of $130,000, which is equivalent to six (6) months of his regular salary. The Company shall also pay to Mr. Chandran a lump-sum pro-rated bonus payment for fiscal year 2016 in the amount of $55,070. Such amounts shall be paid to Mr. Chandran, less regular payroll withholdings. Said monies shall be paid by check, mailed to “ Mr. Chandran” at his address last known to the Company or directly deposited into his account if preferred within 10 days after revocation period ends, provided that Mr. Chandran does not revoke this agreement as permitted below.
a.    The Company also will pay up to six (6) month(s) of COBRA contributions for the months of April, May, June, July, August and September of 2016 for Mr. Chandran and/or Mr. Chandran’s eligible dependents, provided that he elects COBRA coverage. Said monies shall be paid directly to the Company’s COBRA Provider – IGOE. Mr. Chandran will be responsible for electing COBRA coverage via COBRA paperwork that will be sent to Mr. Chandran’s address last known to the Company. Such COBRA contributions will discontinued earlier than six months if and when Mr. Chandran and/or Mr. Chandran’s eligible dependents becomes covered under similar plans.
b.    In addition, if eligible at the date of termination to purchase any options that have been granted, Mr. Chandran will have sixty (60) days to exercise options under the 1999 Plan and/or three (3) months if under the 2009 Plan or they will expire (please contact Stock Administration at stock@telenav.com). It is Mr. Chandran’s responsibility to review his option information, make any decision to purchase or not and complete the transaction with the Company within the 60 days/3 month period. No reminders or notices with respect to options will be provided by the Company. Please contact Stock Administration at stock@telenav.com or (408) 990-1436 with questions regarding options.
c.    Mr. Chandran agrees that the foregoing shall constitute an accord and satisfaction and a full and complete settlement of his claims, shall constitute the entire amount of monetary consideration provided to him under this Agreement, and that he will not seek any further compensation for any other claimed damage, costs, wages or attorneys' fees in connection with the matters encompassed in this Agreement.
d.    Mr. Chandran further agrees that he is not otherwise owed any of the amounts identified above, and that they are paid solely as consideration for this Agreement. Mr. Chandran also agrees that as of the date of his termination he has been paid all wages due and owing to him.
e.    Mr. Chandran acknowledges and agrees that the Company has made no representations to him/her regarding the tax consequences of any amounts received by him pursuant to this Agreement. Mr. Chandran agrees to pay federal or state taxes that are required by law to be paid with respect to this Agreement.

2.    This Agreement, all of its terms, and all of the obligations of the Company contained herein are expressly contingent upon the condition that Mr. Chandran does not exercise his right of revocation as described in subparagraph (g) of paragraph 6 below.
3.    Mr. Chandran represents that he will not file (or ask or allow anyone to file on his behalf), any charge, complaint, claim or lawsuit of any kind in connection with any claim released by this Agreement. This provision shall not apply, however, to any non-waivable charges or claims, including any that may be brought before any governmental agency. With respect to any such non-waivable claims, Mr. Chandran agrees to waive his right (if any) to any monetary or other recovery should any governmental agency or other third party pursue any claims on Mr. Chandran’s behalf, either individually, or as part of any collective action. Nothing herein shall preclude any claim Mr. Chandran may file alleging that the waiver of claims under the Age Discrimination in Employment Act of 1967 ("ADEA") was not knowing or voluntary. Nothing herein shall preclude any claim for indemnity under California Labor Code section 2802, although Mr. Chandran acknowledges and agrees that he has been fully reimbursed for all necessary business expenses.
4.    Mr. Chandran without limitation hereby irrevocably and unconditionally releases and forever discharges the Company, its officers, agents, directors, supervisors, employees, representatives, successors and assigns, and all persons acting by, through, under, or in concert with any of them from any and all charges, complaints, claims, causes of action, debts, demands, sums of money, controversies, agreements, promises, damages and liabilities of any kind or nature whatsoever, both at law and equity, known or unknown, suspected or unsuspected, anticipated or unanticipated (hereinafter referred to as "claim" or "claims"), arising from conduct occurring on or before the date of this Agreement, including without limitation any claims incidental to or arising out of Mr. Chandran’s employment with the Company or the termination thereof. It is expressly understood by Mr. Chandran that among the various rights and claims being waived in this release are those arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621.

et seq.), Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (ADEA), the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Worker Adjustment and Retaining Act, or any other federal, state or local law or regulation. This provision is intended by the parties to be all encompassing and to act as a full and total release of any claim, whether specifically enumerated herein or not, that Mr. Chandran might have or has had, that exists or ever has existed on or to the date of this Agreement. In this regard, you hereby expressly waive any benefits of Section 1542 of the Civil Code, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

5.    The parties understand the word "claim" or "claims" to include without limitation all actions, claims and grievances, whether actual or potential, known or unknown, related, incidental to or arising out of Mr. Chandran’s employment with the Company and the termination thereof. All such claims, including related attorneys' fees and costs, are forever barred by this Agreement and without regard to whether those claims are based on any alleged breach of a duty arising in contract or tort; any alleged unlawful act, any other claim or cause of action; and regardless of the forum in which it might be brought.
6.    Mr. Chandran understands and agrees that he:
a.    Has had the opportunity of a full twenty-one (21) days within which to consider this Agreement before signing it, and that if he has not availed himself of that full time period that he has failed to do so knowingly and voluntarily.
b.    Has carefully read and fully understands all of the provisions of this Agreement.
c.    Is, through this Agreement, releasing the Company and its officers, agents, directors, supervisors, employees, representatives, successors and assigns and all persons acting by, through, under, or in concert with any of them, from any and all claims he may have against the Company or such individuals.
d.    Knowingly and voluntarily agrees to all of the terms set forth in this Agreement.
e.    Knowingly and voluntarily intends to be legally bound by the same.
f.    Was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of his choice prior to signing this Agreement.
g.    Has a full seven (7) days following the execution of this Agreement to revoke this Agreement, and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired. Should he choose to exercise his right of revocation, Mr. Chandran must provide notice to Lisa Aguilar at lisaa@telenav.com, no later than close of business on the seventh (7th) day after his execution of this Agreement.
h.    Understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Agreement is signed are not waived.
7.     Mr. Chandran and the Company both jointly stipulate and agree as a matter of fact that Mr. Chandran’s age played no part in any of the Company’s decisions or actions affecting Mr. Chandran. Mr. Chandran expressly acknowledges that he has had the opportunity of a full twenty-one (21) days within which to consider this Agreement before signing it, and that if he has not availed himself of that full time period, that he expressly waives this time period and will not assert the invalidity of this Agreement or any portion thereof on this basis.
8.     Mr. Chandran agrees that he will now and forever keep the terms and monetary settlement amount of this Agreement completely confidential, and that he shall not disclose such to any other person directly or indirectly. As an exception to the foregoing, and the only exception, Mr. Chandran may disclose the terms and monetary settlement amount of this Agreement to Mr. Chandran’s attorney, tax advisor, accountant and immediate family (defined as and limited to spouse and children) who shall be advised of its confidentiality. Should any of the foregoing individuals disclose the terms and/or monetary settlement amount of this Agreement to any other person, such shall be considered an indirect disclosure in breach of this provision for which Mr. Chandran shall be liable. Notwithstanding the foregoing, Mr. Chandran may make such disclosures of the terms and monetary settlement amount of this Agreement as are required by law or as necessary for legitimate enforcement or compliance purposes.
9.    Mr. Chandran agrees that the failure to comply with the terms of paragraph 8 above shall amount to a material breach of this Agreement which will subject Mr. Chandran to the liability for all damages the Company might incur. In the event of such a breach, the Company will be entitled to all legal and equitable remedies available, including, but not limited to, injunctive relief.
10.    Mr. Chandran specifically acknowledges that his employment by the Company created a relationship of trust between Mr. Chandran and the Company with respect to any information of a confidential or secret nature of which Mr. Chandran became aware during the period of his employment and which (i) relates to the business of the Company, or to the business of any customer or supplier of the Company; or (ii) is processed by the Company and has been created, discovered or developed by, or has otherwise become known to the Company that has commercial value to the business in which the Company is engaged. All said information is hereinafter called “proprietary information.” By way of illustration, and not in limitation, proprietary information includes trade secrets, processes, computer programs, data, know how, strategies, forecasts, customer lists, pricing, policies, operational procedures, staffing, billing and collection practices, and contract provisions and philosophies. At all times Mr. Chandran will keep in confidence and trust all such proprietary information and will not use or disclose any such proprietary information or anything relating to it without the written consent of the Company. Mr. Chandran hereby agrees that all proprietary information shall be the sole and exclusive property of the Company and its assigns. Mr. Chandran further acknowledges and agrees that the executed TELENAV, INC. PROPRIETARY INFORMATION AGREEMENT with the Company remains in full force and effect and is unaffected by this Agreement.

11.    On or before the Termination Date, Mr. Chandran will deliver to the Company all documents, data and proprietary information of any nature pertaining to the Company or its affiliated companies, and will not take from the Company or its affiliated companies any documents or data of any description or any reproduction containing or pertaining to any proprietary information nor utilize same.
12.    Mr. Chandran agrees not to interfere with the Company’s relationship with current or prospective employees, suppliers, or investors. Mr. Chandran also agrees to refrain from communicating any disparaging, derogatory, libelous or scandalous statements to any third party regarding the Company. The foregoing shall not preclude Mr. Chandran from testifying truthfully in response to a legally-imposed subpoena or otherwise as required by law. Mr. Chandran further agrees that he will not hold himself out as an agent of the Company, or as having any authority to bind the Company.
13.    This Agreement and compliance with this Agreement shall not be construed as an admission by the Company of any liability whatsoever, or as admission by the Company of any violation of the rights of Mr. Chandran, violation of any order, law, statute, duty or contract whatsoever. The Company specifically disclaims any liability to Mr. Chandran for any alleged violation of the rights of Mr. Chandran, or for any alleged violation of any order, law, statute, duty or contract on the part of the Company, or its employees or agents.
14.    The parties hereto represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement made by any of the parties or by any of the parties' agents, attorneys or representatives with regard to the subject matter or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement.
15.    This Agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns. Mr. Chandran expressly warrants that he has not transferred to any person or entity any rights or causes of action, or claims released by this Agreement.
16.    Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be effected thereby and said illegal, unenforceable, or invalid term, part or provision shall be deemed not to be a part of this Agreement.
17.    With the exception of any agreement with the Company pertaining to proprietary, trade secret or other confidential information and/or the ownership of inventions, all of which shall remain in full force and effect and is unaffected by this Agreement, this Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements and understandings, written or oral, between the parties hereto pertaining to the subject matter hereof. This Agreement may only be amended or modified by a writing signed by the parties hereto. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise.
18.    This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto.

19.    This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed by and under the laws of the State of California. The parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Santa Clara County in accordance with the JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. Either Mr. Chandran or the Company may initiate arbitration, but the party demanding arbitration must do so within the applicable statute of limitations, or else said claim shall be deemed waived.
20.    The parties agree that in any arbitration held to enforce or interpret the terms of this Agreement, and/or should it be necessary for either party to file a petition to compel arbitration, the arbitrator or the court, as the case may be, shall have the authority to award the prevailing party reasonable attorneys’ fees and costs. Said attorneys’ fees and costs shall extend to any appeal process related hereto and to the enforcement and collection of any court judgment and any execution related thereto.
21.    This Agreement may be executed in counterparts and each counterpart, when executed, shall have the efficacy of a second original. Photographic or facsimile copies of any such signed counterparts may be used in lieu of the original for any said purpose.

For Rohan Chandran:	By: /s/ Rohan Chandran
Dated: 3/18/2016	Rohan Chandran

For Telenav, Inc.:	By:/s/ Loren Hillberg
Dated: 3/18/2016	Loren Hillberg